Exhibit 10.2

LEASE AGREEMENT

This Lease Agreement (“Lease”) is made and entered into on this 30th day of April, 2015, by and between LK Property Investments, LLC (“Landlord”), and Industrial Services of America, Inc. (“Tenant”).

WITNESSETH:

1.                                       Premises Leased. The Landlord hereby grants, demises and leases unto Tenant all of the real estate commonly known as 6709 Grade Lane, Louisville, Kentucky and legally described in the attached Exhibit A except that portion currently leased to Jack Cooper Transport Company (“Cooper”) consisting of approximately 2,000 square foot portion of the office space, 9,000 square feet of shop space (first four (4) bays connected to office space), 1,750 square feet of parts room storage and 45,000 square feet of truck parking (the property leased to Tenant hereinafter be known as the “Leased Premises” and the entire parcel and the improvements located thereon to be known as the “Property”).  Tenant agrees to allow Cooper the shared, reasonable use of the restrooms and drivers’ lounge area in the building accessed by the door in the front of the building located on the Property.

2.                                      Term. The term of this Lease shall commence as of the date hereof (“Commencement Date”) and shall continue through April 14, 2019 (the “Term”), at which time this Lease will terminate.  However, at any time after giving ninety (90) days written notice,

Tenant may vacate the Leased Premises.  The lease will terminate on the date of vacation.

3.                                        Rental. Tenant shall, during the Term of this Lease, pay to Landlord a monthly rental of $3,000.00 in advance.  All monthly rental payments shall be made on or by the first day of each calendar month in advance to the Landlord. The Term and Tenant’s obligation to pay rent and the other costs to be borne by Tenant hereunder shall commence on the Commencement Date. Landlord shall grant possession to Tenant on the Commencement Date. Rental shall be payable without demand, set-off or deduction, except as provided in this Lease.  Rental for partial months at the beginning and end of the Term (or Landlord’s vacancy as provided in this paragraph 3) shall be prorated.

4.                                        Title and Enjoyment. Landlord covenants that it has fee simple title to the Leased Premises.  Landlord covenants that the Leased Premises are free and clear of all liens, encumbrances and ground leases, except taxes, assessments, and all matters of record as of the date of this Lease.  Landlord further covenants that Tenant, so long as it is not in default beyond any applicable notice and cure periods, shall, during the term hereby granted, and during any renewals hereof, peaceably and quietly have, hold and enjoy the said Leased Premises for the full term of years in this Lease, subject to easements, restrictions, and other matters of record, including, but not limited to, all zoning regulations. In the event Tenant’s contemplated use of the Premises is materially restricted or prohibited by any laws or regulations, Tenant shall have the option to terminate this Lease.

5.                                     Use of Premises. Tenant shall be permitted to use the Leased Premises only for truck and trailer parking, performance of maintenance and repairs on the same, office use and ancillary storage. Tenant covenants and agrees not to use the Leased Premises for any illegal purpose nor in such manner as to violate any applicable and valid law, rule, or regulation of any kind of any governmental body.

6.                                    Other Costs. Tenant shall be solely responsible for the payment of taxes relating to its personal property at the Leased Premises. During the Term of this Lease, Landlord will pay all property and other taxes concerning the Leased Premises. Tenant shall reimburse Landlord for forty percent (40%) of the property taxes assessed against the Property during the Term (prorated for any partial years) within thirty (30) days after receipt from Landlord of copies of such applicable tax bills. Such reimbursed amount shall be considered additional rent hereunder.

7.                                      Maintenance by Tenant and Landlord.  Tenant agrees that it will take possession of the Leased Premises in an “as is” and “where is” condition.  Tenant will keep the Leased Premises in good condition and repair at its expense, reasonable wear and tear excepted, and it will indemnify and save harmless Landlord from and against all liens, claims or damages by reason of any repairs or improvements which may be made by or on behalf of Tenant on the Leased Premises. Landlord makes no warranties to Tenant as to the condition of the Leased Premises or the suitability of the Leased Premises for Tenant’s intended use, except that the Leased Premises is properly zoned for Tenant’s intended use. Tenant shall: (a) provide for prompt trash and litter removal, and (b) keep the Leased Premises in their current or better (at Tenant’s option) condition and repair, subject to natural wear, tear and/or deterioration of same. If Tenant fails to perform its obligations hereunder, Landlord may, after first providing Tenant fifteen (15) days prior written notice, but shall not be obligated to, perform Tenant’s obligations or perform work resulting from Tenant’s acts, actions or omissions; and all reasonable amounts so paid or incurred shall, following written notice to Tenant, be considered additional rent payable by Tenant with the next installment of monthly rent thereafter becoming due and payable. Landlord hereby agrees to keep the structural components (including, without limitation, walls, foundations, roof) of any improvements on the Leased Premises in good condition and repair, to maintain and repair any building systems located outside of any buildings and to maintain any parking lots on the Leased Premises.  Tenant shall be responsible for maintaining compliance of the Leased Premises with the Americans with Disabilities Act, as amended.

8.                                Remodeling.  Tenant shall have the right and privilege to make from time to time any non-structural alterations, changes, additions and improvements to the Leased Premises, at its own expense, so long as same shall be done in a good and workmanlike manner, in compliance with all applicable laws, codes, and ordinances. Any and all structural modifications to the Leased Premises shall be subject to the prior written approval of Landlord.  All repairs by Tenant shall be done in good workmanlike manner in compliance with all applicable national, state, and local codes and rules and regulations.

9.                               Fixtures, Equipment and Signs.  Tenant may install and operate in and upon the Leased Premises such trade fixtures, equipment, machinery and appliances as it shall consider necessary to the conduct of its business on the Leased Premises. Tenant may at any time remove all or any part of such fixtures, equipment, machinery and appliances installed on the Leased Premises by Tenant; provided, however, Tenant shall promptly repair any damage to the Leased Premises which may be caused by such installation or removal. Tenant shall not place any signs in, on or about the Leased Premises. Landlord hereby acknowledges that it has no contractual liens in Tenant’s personal property. Landlord hereby agrees to subordinate to Tenant’s current and future lender(s), Landlord’s statutory or common law landlord’s lien related to Tenant’s personal property. No further documentation shall be required to evidence such subordination and this provision shall be self-operative.

10.                             Assignment and Subletting. Tenant shall not transfer or assign this Lease or sublet the Leased Premises without the prior written consent of the Landlord; but upon any permitted assignment or sublease, Tenant shall remain liable for all obligations set forth in this Lease unless otherwise provided.

11.                                Taxes.  Subject to the provisions of paragraph 6 above, Landlord covenants and agrees to pay each year the annual real property taxes due for the Leased Premises during the Term.

12.                                Insurance and Indemnification.  Tenant shall keep in full force and effect a policy of comprehensive general commercial liability insurance on the Leased Premises and the business operated by Tenant upon the Leased Premises, and with limits of liability not less than $1,000,000.00 for personal injury and property damage, per occurrence, and with Landlord named as an additional insured.  The liability insurance policy shall, to the extent possible, contain a clause that the insurer will neither cancel nor change such insurance without first giving fifteen (15) days prior written notice to Landlord; Tenant further agrees to provide the Landlord with certificates of insurance evidencing the issuance of said policies referred to hereinabove.

Landlord shall carry commercial general liability insurance insuring all claims, demands or actions made by or on behalf of any person or persons, firm or corporation and arising from, related to or connected with the Property, for bodily injury to or personal injury to or death of any person, or more than one person, or for damage to property in an amount of not less than $2,000,000 combined single limit per occurrence/aggregate.  The insurance shall be written on an “occurrence” basis and not on a “claims made” basis. If at any time during the term of this Lease, Landlord owns more than one location, the policy shall contain an endorsement to the effect that the aggregate limit in the policy shall apply separately to each location owned by Landlord. Landlord shall insure all improvements at any time situated upon the premises against loss or damage covered by the Standard Fire and Extended Coverage Policy and all other risks of direct physical loss as insured against under Special Form (“all risk” coverage). The insurance coverage shall be for not less than the full replacement cost of the improvements with agreed amount endorsement.  Tenant’s and Landlord’s insurance policies shall each contain an endorsement waiving the insurer’s right of subrogation against the other party.

13.                               Destruction of or Damages to Premises; Condemnation.

(A)                                If the buildings or improvements comprised of the Leased Premises shall be destroyed or damaged to the extent of fifty percent (50%) or more of its then value above the foundation, then Landlord or Tenant may terminate this Lease by giving the other written notice sixty (60) days from the date of the loss. To the extent Tenant continues to operate for its use from the Leased Property after any destruction or damage thereto, as contemplated in this Section, the monthly rental and other obligations of Tenant hereunder shall not be abated or reduced unless otherwise agreed. Regardless of the extent of the destruction, monthly rental and all other charges hereunder shall abate from the date of casualty until restoration is complete to the extent that Tenant is unable to operate from the Leased Property for the use described herein.

(B)                                 In the event the termination pursuant to subsection a. above does not occur, or the casualty or destruction is not substantial enough for the termination rights set forth in subsection a. above to be applicable, Landlord shall rebuild/restore all improvements to the

Leased Premises with due diligence.  Tenant shall have the right to terminate the Lease if the restoration is not completed within one hundred eighty (180) days after the casualty of destruction.

(C)                                   If any portion or all of the Leased Premises or access thereto shall be taken for public or quasi-public use by the right of eminent domain, or transferred by agreement in connection with such public or quasi-public use, or condemned, Landlord and Tenant shall each have the option (to be exercised within ninety (90) days of written notice to Tenant of the taking or condemnation) to cancel this Lease as of the effective date of the taking or condemnation.

14.                               Utility Bills. Tenant shall pay all utility charges, as further set forth herein, made against the Leased Premises during the Term including, but not limited to, charges for water, sewer, drainage, gas, electricity, telecommunications, and all other utility charges. Because there is only one meter of each utility in the building, this will be accomplished by Tenant paying to Landlord a sum equal to forty percent (40%) of the utility bills incurred for the building as Rent upon presentment by Landlord of copies of applicable bills. Such amounts shall be due within thirty (30) days after invoice.

15.                     Remedies.

(A)                               Remedies of Landlord In Event of Default By Tenant.  In the event Tenant shall default in the payment of any monthly rental or other charge herein provided for, and such default shall continue for fifteen (15) days after Landlord shall have notified Tenant in writing of the existence of such default (provided, however, that there shall be no right to cure or Notice of Default required if there has been one or more prior defaults in the payment of any monthly rental or other charge during the applicable calendar year period); or the event of default by Tenant in the observance. or performance of any of the other terms, covenants, agreements or conditions contained in this Lease Agreement for a period of thirty (30) days after written notice from Landlord (or such additional time as is reasonably required to correct any such default, not to exceed sixty (60) days provided the cure is begun within the thirty (30) day period); or if Tenant is adjudicated a bankrupt; or if a permanent receiver is appointed for Tenant’s property, including Tenant’s interest in the Leased Premises, and such receiver is not removed within sixty (60) days after written notice from Landlord to Tenant to obtain such removal; or if, whether voluntarily or involuntarily, Tenant takes advantage of any debtor relief proceeding Under any present or future law hereby the rent, or any part thereof, is, or is proposed to be, reduced or payment thereof deferred; or if the Leased Premises or Tenant’s effects or interest therein should be levied upon or attached under process against Tenant and are not satisfied or dissolved within thirty (30) days after written notice from Landlord to Tenant to obtain satisfaction or dissolution thereof; then, and in any of said events (said events being sometimes referred to as “Events of Default”). Tenant shall be deemed to have breached this Lease Agreement and Landlord shall have the right at its option either to:

i.                                          Forthwith cancel and terminate this Lease by notice in writing to Tenant and if such notice shall be given, all rights of Tenant to the use and occupancy of said Leased Premises shall terminate as of the date set forth in such notice, and Tenant will at once surrender possession of the Leased Premises to Landlord and remove all of Tenant’s effects therefrom, and Landlord may forthwith re-enter the Leased Premises and repossess, such Leased Premises. No termination of this Lease prior to the normal expiration thereof shall affect Landlord’s right to collect rent and other charges hereunder for the remainder of the then existing term; or

ii.                                       Landlord may take whatever action at law or in equity which may appear necessary or desirable to collect the rent and other amounts then due and thereafter to become due hereunder or to enforce performance and observance of any obligation, agreement or covenant of Tenant under this Lease, and in connection with such actions, to recover any or all direct damages to Landlord for Tenant’s violation or breach of this Lease.

(B)                               Remedies of Tenant In Event of Default By Landlord. Landlord shall in no event be charged with default in the performance of its obligations under this Lease, unless and until Landlord shall have received written notice from Tenant specifying wherein Landlord has failed to perform any obligation hereunder, and Landlord shall have failed to perform such obligation, or remedy such default, within thirty (30) days (or such additional time as is reasonably required to correct any such default, not to exceed sixty (60) days provided the cure is begun within the thirty (30) day period) after Landlord’s receipt of such written notice from Tenant.  Subject to the foregoing, in the event of a default by Landlord inobservance or performance of any terms, covenants, agreements or other conditions contained in this Lease Agreement, then Landlord shall be deemed to have breached this Lease Agreement, and Tenant shall have the right at its option either to:

i.                                          Forthwith cancel and terminate this Lease by notice in writing to Landlord, and if such notice shall be given, Tenant shall have sixty (60) days to remove its personal property and effects therefrom and to seek any direct manages from Landlord arising from Landlord’s default;

ii                                          Tenant shall have the right to expend such funds as are reasonably necessary to cure any failure of the Landlord and make repairs or any other obligations of Landlord, and to recover same by set off against future rent, and to otherwise seek any rights it may have at law or in equity as a result of Landlord’s default.

16.                                 Surrender of Possession. Tenant will surrender possession of the Leased

Premises to Landlord at the expiration or any prior termination of the Term of this Lease. Holding over or failure by Tenant to surrender the Leased Premises and any holding over by Tenant shall not operate, except by express mutual agreement between the parties hereto, to extend or renew this Lease, and in the absence of such agreement, either party may thereafter terminate such occupancy at the end of any calendar month by first giving to the other party at least thirty (30) days’ notice in writing of the intention to so terminate.

17.                                 Notices and Payments. Notices required to be given hereunder shall be given via email and in writing by overnight courier. Such notices when given by Landlord to Tenant shall be addressed to Tenant at:

Industrial Services of America, Inc.

7100 Grade Lane

Louisville, Kentucky 40213

Attn: Sean Garber

Email: sgarber@algaric.com

Such notices by Tenant shall be addressed to Landlord at:

LK Property Investments, LLC

295 S. Commerce Drive

Waterloo, Indiana 46793

Attn:   Daniel M. Rifkin

Email: drifkin@metalx.net

With Copy to:

Barrett & McNagny, LLP

215 E. Berry St.

Fort Wayne, IN 46802

Attn:   Ronald J. Ehinger

Email: rje@barrettlaw.com

Either party may by written notice to the other party change the address to which notices directed to such party shall be mailed. Rental payments shall be made payable to Landlord at the same address as stated above until Landlord notifies Tenant in writing to make rental payments to another party or by different means.

18.                               Liability of Tenant. Tenant shall protect, indemnify, defend, and hold Landlord harmless from and against all and any liability and expense of any kind, including reasonable attorneys’ fees, arising from injuries or damage to persons or property (i) in or on the Leased Premises during the Term of this Lease should any such injuries or damage be the result of Tenant’s acts or omissions and not Landlord’s acts or omissions, (ii) any negligence or willful misconduct of Tenant, its employees, agents or contractors, and (iii) any default of Tenant under this Lease.

19.                               Attorney’s Fees and Expenses. In the event either party shall be required to engage legal counsel for the enforcement of any of the terms of this Lease, whether such employment shall require institution of suit or other legal services required to secure compliance on the part of the defaulting party, the defaulting party shall be responsible for and shall promptly pay to the non-defaulting party the reasonable value of said attorneys’ fees, and any other expenses incurred by the non-defaulting party as a result of such default.

20.                                     Subordination and Non-Disturbance. Tenant hereby subordinates all of its right, title and interest in and under this Lease to the lien of any first mortgage, or the lien resulting from any other method of financing or refinancing, now or hereafter inforce against the real estate of which the Leased Premises are apart. It is a condition, however, to the subordination provisions of this paragraph that Landlord shall procure from its mortgagee an agreement in writing, which shall be delivered to Tenant, providing, in substance, that so long as Tenant shall faithfully discharge the obligations on its part to be kept and performed under the terms of this Lease, its tenancy will not be disturbed, nor its lease affected by any default under such mortgage, or mortgages, and the rights of Tenant hereunder shall expressly survive and shall not be cut-off, and this Lease shall in all respects, continue in full force and effect.

21.                               No Presumption Against Drafter.   Landlord and Tenant understand, agree and acknowledge that this Lease has been freely negotiated by both parties, and in any controversy, dispute or contest over the meaning, interpretation, validity or enforceability of this Lease or any of its terms or conditions, there shall be no inference, presumption or conclusion drawn whatsoever against either party by virtue of that party having drafted this Lease or any portion thereof.

22.                               Choice of Law and Venue.  The laws of the Commonwealth of Kentucky shall govern the validity, enforceability, and performance of this Lease.  The invalidity or unenforceability of any provision hereof shall not affect or impair any other provision.  The parties agree that any dispute concerning this Lease shall be submitted to and resolved by a court of law located in Jefferson County, Kentucky.

23.                               Binding The Parties, etc. The respective rights and obligations provided this Lease shall bind and shall inure to the benefit of the parties hereto, their legal representatives, heirs, successors and assigns, provided, however, that no rights shall inure to the benefit of any successor of Tenant unless Landlord’s written consent for the transfer to such successor has first been obtained as provided in Paragraph 10.  Time is of the essence with respect to all aspects of this Lease.

24.                               Counterparts.  This Lease may be executed in two or more counterparts. Execution of any copy shall be deemed to be execution of the original document and all such executed copies and the original shall be read together and treated as one and the same instrument, with the same legal effect as if all persons or corporate and other entities who signed the original or any copy had simultaneously signed the original.

25.                               Environmental.  Tenant agrees to indemnify and hold harmless Landlord from any and all claims, charges, damages) fines, judgments, penalties, costs, liabilities, or losses (including, without limitation, any and all sums paid for settlement of claims and attorney, consultant and expert fees) arising out of, based on or in connection with the presence of any hazardous substances on the Leased Premises or violation of any federal, state, or local environmental laws, regulations, and requirements related to the same, unless the hazardous substances are present due to Landlord’s and/or Coopers or their agents’ or employees’ actions.

26.                               Brokers. Landlord hereby warrants that it has not dealt with any broker in connection with this Lease and hereby agrees to indemnify Tenant in the event a broker asserts that it has represented Landlord with respect to this Lease.

27.                               Waiver of Damages. Notwithstanding anything to the contrary set forth in this Lease, Landlord and Tenant hereby waive and release the other from liability for any damages which are special, punitive, or consequential (including without limitation damages for lost profits and lost opportunities).  For purposes of this waiver, Landlord’s lost rents shall not be considered special or consequential damages

28.                               Force Majeure. In the event that either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lockouts, labor troubles, inability to procure materials, failure of power, restrictive governmental laws or regulations, riots, civil disturbances, picketing, demonstrations, insurrection, war or other reasons of a like nature not the fault of the party delayed in performing work or doing acts required under the terms of this Lease, then performance of such act shall be excused for the period of the delay and the period equivalent to the period of such delay. The provisions of this section shall not operate to excuse Tenant from prompt payment of rental, additional rental, or any other payments required by the terms of this Lease.

29.                               WAIVER OF JURY TRIAL. Tenant and Landlord hereby waive trial by jury in any action or proceeding arising out of or in any way relating to the performance or non performance of this Lease by either party other than claims by third parties for personal injury or property damage.

IN WITNESS WHEREOF, the parties have caused this instrument to be executed by the persons thereunto duly authorized, the date and year first above written.

Landlord:
LK Property Investments, LLC, a limited liability company
By:	/s/_ Daniel M. Rifkin
Daniel M. Rifkin, President

WITNESS:

Print Name:

Tenant
Industrial Services of America, Inc., a Florida corporation
By:	/s/_ Sean Garber
Sean Garber, President

WITNESS:
/s/ Tracey Thompson-Taylor
Print Name:	Tracey Thompson-Taylor

EXHIBIT A

Leased Premises and Property

See Exhibit 10.2